EXHIBIT (99) NEWS RELEASE

Investor Contact: Cletus Glasener
(972) 946-3263
glasecl1@voughtaircraft.com

Media Contact: Lynne Warne
(972) 946-3350
warnely@voughtaircraft.com

Vought Reports First Quarter 2005 Earnings

      DALLAS, MAY 11, 2005 – Vought Aircraft Industries, Inc. today reported financial results for its first quarter ending March 27, 2005.

      Net sales for the first quarter 2005 were $269.8 million, a decrease of 8.5 percent compared to $294.9 million in the same period a year ago. The decrease in net sales is primarily due to lower revenues on our C-17 program caused by the follow-on contract that took effect in the second quarter of 2004. Net loss for the first quarter 2005 was $49.8 million, compared to a net loss of $23.7 million for the same period last year. Net loss in the first quarter 2005 was impacted by our continuing investment in the 787 program and program costs related to the revised facility consolidation and disruption estimates.

      “Vought continues to perform during an exciting transformational period,” said Chairman, President and Chief Executive Officer Tom Risley. “While we have and will continue to encounter challenges along the way, I’m pleased with the drive and dedication of our workforce toward our goals and objectives.”

      Vought Aircraft Industries, Inc. (www.voughtaircraft.com) is one of the world’s largest independent suppliers of aerostructures. Headquartered in Dallas, the company designs and manufactures major airframe structures such as wings, fuselage subassemblies, empennages, nacelles and other components for prime manufacturers of aircraft. Vought has annual sales in excess of $1.3 billion and more than 6,000 employees in seven U.S. locations.

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      This release contains forward-looking statements within the meaning of section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements involve known and unknown risks and uncertainties. Vought’s actual financial results could differ materially from those anticipated due to the company’s dependence on conditions in the airline industry, the level of new commercial aircraft orders, production rates for commercial and military aircraft, the level of defense spending, competitive pricing pressures, manufacturing inefficiencies, start-up costs and possible overruns on new contracts, technology and product development risks and uncertainties, availability of materials and components from suppliers and other factors beyond the company’s control.

Vought Aircraft Industries, Inc.
Consolidated Statements of Operations
($ in millions)

(Unaudited)

	For the Three Months Ended
	March 27,	March 28,
	2005	2004
Net sales	$269.8	$294.9
Costs and expenses
Cost of sales	240.6	246.7
Selling, general and administrative expenses	67.5	62.7

Total costs and expenses	308.1	309.4

Operating loss	(38.3)	(14.5)
Other income (expense)
Interest income	0.7	0.5
Other income/loss	(0.1)	—
Interest expense	(12.1)	(9.7)

Loss before income taxes	(49.8)	(23.7)
Income taxes	—	—

Net loss	$(49.8)	$(23.7)

Vought Aircraft Industries, Inc.
Condensed Consolidated Statements of Adjusted EBITDA
($ in Millions)
(Unaudited)

	Three Months Ended
	March 27,	March 28,
	2005	2004
Net loss	($49.8)	($23.7)

Plus:
Interest, net	11.4	9.2
Depreciation and amortization	17.7	17.6

EBITDA	(20.7)	3.1

Adjusted EBITDA
Plus:
Unusual charges – Plant consolidation and other merger & integration expenses	42.6	18.6
Loss on disposal of property, plant and equipment	0.5
Non-cash expense related to FAS 87	15.0	—
Non-recurring investment in Boeing 787	9.9	—
Pension & OPEB curtailment	1.0	—
Management fees & expenses	0.5	—
Amortization of learning inventory	—	0.7
Amortization of stepped up inventory	0.1	4.8

Total Adjusted EBITDA	$48.9	$27.2

Vought Aircraft Industries, Inc.
Reconciliation of Adjusted EBITDA to Net Cash
($ in Millions)
(Unaudited)

	Three Months Ended
	March 27,	March 28,
	2005	2004
Adjusted EBITDA (unaudited)	$48.9	$27.2
Less:
Unusual items	43.1	18.6
Non-cash expense	16.6	5.5
Non-recurring investment in Boeing 787	9.9	—

EBITDA (unaudited)	(20.7)	3.1
Less:
Interest expense and other, net	11.4	9.2
Depreciation & Amortization	17.7	17.6

Net loss	(49.8)	(23.7)
Plus:
Depreciation & Amortization	17.7	17.6
Amortization of debt issuance costs	0.9	0.9
Loss on disposition of property, plant and equipment	0.5	1.5
Change in operating assets and liabilities:
Accounts receivable	6.8	0.8
Inventories	(50.5)	(14.0)
Other current assets	(0.4)	(1.4)
Accounts payable	(21.3)	25.7
Accrued payroll and employee benefits	(3.9)	(6.6)
Accrued & other liabilities	(9.1)	(2.7)
Accrued contract liabilities	105.3	98.7
Other assets and liabilities — long term	20.6	12.8

Net cash provided by operating activities	$16.8	$109.6

Net cash used in investing activities	$(6.3)	$(8.6)

Net cash used in financing activities	$(0.2)	$(0.3)

Vought Aircraft Industries, Inc.
Consolidated Balance Sheets
($ in millions) (unaudited)

	March 27,	December 31,
	2005	2004
Assets
Current assets:
Cash and cash equivalents	$139.2	$128.9
Accounts receivable	116.4	123.2
Inventories	329.8	279.3
Other current assets	7.6	7.2

Total current assets	593.0	538.6
Property, plant and equipment, net	398.3	407.7
Goodwill, net	527.7	527.7
Identifiable intangible assets, net	88.8	91.5
Debt origination costs, net and other assets	22.7	23.5

Total assets	$1,630.5	$1,589.0

Liabilities and stockholders’ equity (deficit)
Current liabilities:
Accounts payable, trade	$79.4	$100.7
Accrued and other liabilities	78.8	90.0
Accrued payroll and employee benefits	47.5	51.4
Accrued post-retirement benefits-current	57.3	57.3
Accrued pension-current	27.2	27.2
Current portion of long-term debt	4.0	4.0
Capital lease obligation	0.9	0.9
Accrued contract liabilities	247.3	142.0

Total current liabilities	542.4	473.5
Long-term liabilities:
Accrued post retirement benefits	491.3	486.9
Accrued pension	436.6	420.7
Long-term bank debt, net of current portion	421.0	421.0
Long-term bond debt	270.0	270.0
Long-term capital lease obligation	1.8	2.0
Other non-current liabilities	71.7	69.4

Total liabilities	2,234.8	2,143.5
Stockholders’ equity (deficit):
Common stock, par value $.01; 50,000,000 shares authorized, 25,015,552 issued and outstanding in 2005 and 2004, respectively	0.3	0.3
Additional paid-in capital	418.0	418.0
Shares held in rabbi trust	(1.9)	(1.9)
Stockholders’ loans	(2.3)	(2.3)
Accumulated deficit	(424.2)	(374.4)
Accumulated other comprehensive loss	(594.2)	(594.2)

Total stockholders’ equity (deficit)	$(604.3)	$(554.5)

Total liabilities and stockholders’ equity (deficit)	$1,630.5	$1,589.0